UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. ___ )

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Orthofix International N.V.
(Name of Registrant as Specified in its Charter)

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ORTHOFIX INTERNATIONAL N.V.
7 Abraham de Veerstraat
Curaçao, Netherlands Antilles

Dear Shareholders of Orthofix International N.V.:

Ramius Value and Opportunity Master Fund Ltd, a Cayman Islands exempted company; Ramius Enterprise Master Fund Ltd, a Cayman Islands exempted company; Ramius Advisors, LLC, a Delaware limited liability company; RCG Starboard Advisors, LLC, a Delaware limited liability company; Ramius LLC, a Delaware limited liability company; C4S & Co., L.L.C., a Delaware limited liability company; Peter A. Cohen; Morgan B. Stark; Thomas W. Strauss; Jeffrey M. Solomon; J. Michael Egan; Peter A. Feld; Steven J. Lee; and Charles T. Orsatti (collectively, “Ramius”) are attempting to demand a special general meeting of shareholders (a “Special Meeting”) of Orthofix International N.V. (the “Company”). The purpose of Ramius’ demand is to consider and vote upon the following proposals: (i) the removal without cause of four of the Company’s current directors; (ii) the removal without cause of any director appointed by the Company’s Board of Directors (the “Board”) without shareholder approval between [____] [__], 2008 and including the date of the Special Meeting; (iii) electing Ramius’ own director nominees to fill the resulting vacancies on the Board; and (iv) transacting such other business as may properly come before the Special Meeting.

The Board strongly believes that convening a Special Meeting at this time is not in the best interests of the Company or its shareholders.

Ramius, a group of shareholders owning in the aggregate less than five percent (5%) of the Company’s outstanding shares, all of which were acquired after September 11, 2008, is demanding immediate action by calling a Special Meeting for the primary purpose of electing its own director nominees to the Board. The Board believes this is an ill-advised distraction from the Company’s ongoing management efforts, and could potentially lead to uncertainty and instability.

The Board does not believe that issues such as Board representation and composition should be addressed at a Special Meeting demanded by a group of dissident shareholders with short-term interests, such as Ramius. Rather, the Board strongly believes that the more prudent course of action is for the Company’s management to focus on running its business, with any shareholder proposals to seek changes in Board composition brought at the Company’s upcoming 2009 annual general meeting of shareholders.  Holding a special general meeting of shareholders in early 2009, when these same seats would be up for election again only a few months later, seems a waste of resources in the view of your Board.

THE BOARD HAS UNANIMOUSLY DETERMINED THAT THE RAMIUS SOLICITATION IS CONTRARY TO THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS, AND VIGOROUSLY OPPOSES THE SOLICITATION OF REQUEST CARDS BY RAMIUS. ACCORDINGLY, THE BOARD RECOMMENDS THAT YOU NOT SIGN ANY WHITE REQUEST CARD SENT TO YOU BY RAMIUS. WHETHER OR NOT YOU HAVE PREVIOUSLY EXECUTED A WHITE REQUEST CARD, THE BOARD URGES YOU TO SIGN, DATE AND DELIVER THE ENCLOSED BLUE REVOCATION CARD, AS SOON AS POSSIBLE.

The enclosed Revocation Solicitation Statement contains important information as to why you should, and how to, revoke any white request card that you previously returned to Ramius. We urge you to read it carefully. Your Board greatly appreciates your continued support and encouragement.

Sincerely,

James F. Gero
Chairman of the Board of Directors

Revocation Solicitation Statement Dated December [__], 2008

This Revocation Solicitation Statement and BLUE Revocation Card are first being mailed to shareholders on or about December [___], 2008.

Revocation Solicitation Statement by Orthofix International N.V.
in Opposition to the Solicitation Statement by Ramius to Call a Special Meeting
of Shareholders of Orthofix International N.V.

This Revocation Solicitation Statement (the “Revocation Solicitation Statement”) and the accompanying BLUE revocation card (the “Revocation Card”) are being furnished by the Board of Directors (the “Board”) of Orthofix International N.V., a Netherlands Antilles company (the “Company” or “Orthofix”), to the holders (the “Shareholders”) of the outstanding shares of the Company’s common stock, par value $0.10 per share (the “Common Stock”), in connection with the Board’s solicitation of revocations (“Revocations”) in opposition to a solicitation by a group of shareholders. The group of shareholders, Ramius Value and Opportunity Master Fund Ltd, a Cayman Islands exempted company; Ramius Enterprise Master Fund Ltd, a Cayman Islands exempted company; Ramius Advisors, LLC, a Delaware limited liability company; RCG Starboard Advisors, LLC, a Delaware limited liability company; Ramius LLC, a Delaware limited liability company; C4S & Co., L.L.C., a Delaware limited liability company; Peter A. Cohen; Morgan B. Stark; Thomas W. Strauss; Jeffrey M. Solomon; J. Michael Egan; Peter A. Feld; Steven J. Lee; and Charles T. Orsatti (collectively, “Ramius”), is soliciting other Shareholders to execute white request cards (“Request Cards”), to call a special general meeting of Shareholders (a “Special Meeting”) for the purpose of considering and voting upon various proposals as further described herein (the “Ramius Solicitation”).

Pursuant to Article 129 of Book 2 of the Netherlands Antilles Civil Code (the “Antilles Code”), Shareholders who alone or jointly may cast at least 10% of the votes with regard to a specific subject matter may request in writing that the management or supervisory board convene a special general meeting of shareholders to consider and decide such subject matter. As of December [__], 2008, there were 17,101,718 outstanding shares of Common Stock. In order to demand the Special Meeting, Ramius would need to deliver to the Company executed and unrevoked white Request Cards from holders of approximately 1,710,172 shares of Common Stock, including the 815,280 shares purported to be owned by Ramius (as of December 5, 2008).

THE BOARD HAS UNANIMOUSLY DETERMINED THAT THE RAMIUS SOLICITATION IS CONTRARY TO THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS, AND VIGOROUSLY OPPOSES THE SOLICITATION OF REQUEST CARDS BY RAMIUS. ACCORDINGLY, THE BOARD RECOMMENDS THAT YOU NOT SIGN ANY WHITE REQUEST CARD SENT TO YOU BY RAMIUS. WHETHER OR NOT YOU HAVE PREVIOUSLY EXECUTED A WHITE REQUEST CARD, THE BOARD URGES YOU TO SIGN, DATE AND DELIVER THE ENCLOSED BLUE REVOCATION CARD, AS SOON AS POSSIBLE, BY MAIL (USING THE ENCLOSED POSTAGE-PAID ENVELOPE) TO GEORGESON, AT 199 WATER STREET, 26TH FLOOR, NEW YORK, NY 10038.

THE COMPANY IS SEEKING ONLY A REVOCATION OF WHITE REQUEST CARDS RELATING TO THE CALLING OF THE SPECIAL MEETING. THE COMPANY IS NOT CURRENTLY SEEKING YOUR PROXY WITH RESPECT TO ANY OTHER MATTER.

IF YOU HAVE ANY QUESTIONS OR NEED ANY ASSISTANCE IN REVOKING A WHITE REQUEST CARD YOU MAY HAVE GIVEN TO RAMIUS, PLEASE CONTACT:

GEORGESON
199 Water Street, 26th Floor
New York, NY 10038
Banks and Brokers Call (212) 440-9800
All Others Call Toll-Free (800) 323-4133

Background

On December 12, 2008, Ramius filed a solicitation statement (the “Ramius Solicitation Statement”) with the Securities and Exchange Commission (the “SEC”) in an attempt to demand a Special Meeting of Shareholders of the Company be held. According to its filing with the SEC, the purpose of Ramius’ demand is to consider and vote upon the following proposals: (i) the removal without cause of four of the Company’s current directors; (ii) the removal without cause of any director appointed by the Board without shareholder approval between [____] [__], 2008 and including the date of the Special Meeting, (iii) electing Ramius’ own director nominees to fill the resulting vacancies on the Board; and (iv) transacting such other business as may properly come before the Special Meeting.

The Board strongly believes that convening a Special Meeting at this time is not in the best interests of the Company or its Shareholders.

In the Ramius Solicitation Statement, Ramius expresses concerns regarding the performance and financial stability of Orthofix, particularly in light of its 2006 acquisition of Blackstone Medical, Inc.  Ramius states that (i) Blackstone is now generating material operating losses and negative free cash flow, (ii) that management has failed to implement and execute a viable operating plan, and (iii) that the debt incurred in connection with the acquisition has put Orthofix in a precarious position requiring improvement in the Company’s generation of EBITDA (or earnings before interest, taxes, depreciation and amortization) or a reduction in the Company’s total debt outstanding.  Ramius concludes that swift action should be taken to sell Blackstone and to reduce the Company’s corporate overhead expenses.

Ramius’ arguments fail to take into account a number of actions and initiatives the Company has already taken or publicly announced.  The Board and management believe that the medium and long-term growth and profitability prospects for Orthofix lie in the execution of our current strategy, which the Board unanimously endorsed at a recent meeting on December 9, 2008 after being notified by Ramius of its proposed solicitation.  We strongly believe that the calling of an unnecessary special meeting of shareholders only months before the Company’s annual general meeting of shareholders, at which every seat on the Board is already up for election, is both a distraction to the Board and management team and a waste of the Company’s financial resources.

Over the past several quarters, the Board and management team have developed and begun to execute a strategic plan that has already resulted in improvements in the operating performance of our non-Blackstone businesses.  We believe this strategic plan will also substantially improve the financial performance of the Blackstone business.  The strategic plan, as discussed during recent investor day presentations and the Company’s subsequent third quarter earnings call, involves plans to introduce a number of new and innovative products during 2009, to leverage our strengthened and expanded distribution network, and to implement other initiatives that we believe will capture operational synergies in our existing Texas facility.

Specifically, the Company has announced measures that have already begun to reduce cash expenditures and we believe will, when fully implemented, lower operating expenses at Blackstone.  For example, beginning in 2009, the Company expects to begin marketing a new stem cell-based allograft that will replace a product it currently distributes.  One of the beneficial aspects of the marketing arrangement related to the new product is that the Company will not be required to incur costs to purchase and maintain inventory as it was under the distribution agreement related to the previous product.  This one initiative is itself currently expected to result in a reduction in working capital cash requirements of approximately $13 million in 2009 as compared with 2008.

Additionally, this new product is expected to have a significantly higher profit margin than the previous product, thereby improving operating earnings.  As we announced in December 2008, we achieved a key product development milestone for this new allograft and accelerated its planned launch date, which we believe significantly reduces the risk of not having a stem cell-based allograft available for our surgeon customers for a portion of 2009.  Additionally, the Company has announced a comprehensive reorganization and facility consolidation plan for its Blackstone business unit that is designed to improve performance and efficiency and reduce operating costs.  After incurring initial reorganization and consolidation expenses of approximately $4.5 million, the plan is expected to result in net cost reductions of $2 million in 2010 and $5 million annually beginning in 2011.

The Company has also completed a number of initiatives designed to strengthen its network of spinal implant distributors.  These initiatives involved the termination and replacement of a number of independent distributors, with a focus on the addition of exclusive distributors and their adoption of the Company’s enhanced compliance program.  The Company intends to leverage this strengthened distribution network by introducing a number of new products during 2009.  The Company has already begun limited market releases of two important new products, the Firebird™ pedicle screw system and the PILLAR™ SA interbody device, which it expects to launch throughout the U.S. during the first quarter of 2009 and, as indicated above, the Company has recently accelerated the 2009 launch date of its key new stem cell-based biologic product.  Ramius’ arguments fail to acknowledge these initiatives and product releases, which we believe will benefit the Company’s long-term stability and operating performance.

Ramius’ concerns regarding the need to improve the Company’s generation of EBITDA or reduce its total debt likewise fail to acknowledge existing Company initiatives.  At September 30, 2008, the Company reported in its regular credit agreement compliance report to its lenders a debt to EBITDA ratio (as defined in our credit agreement) of 3.61, which is below the 4.0 limit.  The Company has subsequently taken steps that have given management confidence in the Company’s ability to continue to meet the requirements of its credit agreement in upcoming fiscal quarters.  For example, in addition to the steps mentioned above, which are expected to increase revenue and reduce operating expenses, in December 2008 Orthofix announced a $10 million debt prepayment, which will permanently reduce its current credit facility by that amount.  As the initial step in the Company’s plan to deleverage its balance sheet, this prepayment also demonstrates the Company’s confidence in its improved cash flows.

Finally, with regard to Ramius’ concern about total corporate overhead expenses, we believe it is important to note that at least 65% of the increase during the first three quarters of 2008 as compared to the first three quarters of 2007 related to costs the Company does not expect to recur in 2009.

As described above, the Company has taken significant action to position Blackstone to continue to  improve its performance, including actions recently announced that demonstrate positive momentum in the execution of its strategic plan.  We believe that calling a Special Meeting to consider the proposals suggested by Ramius would do nothing to further the Company’s initiatives and, to the contrary, would detract from them.  Further, we believe, after discussion with our financial advisor, Morgan Stanley, that Ramius’ unrealistic suggestion of selling the Blackstone business unit during one of the most turbulent economic times in our country’s history would not be in the best interests of the Company’s shareholders, and the process would likely be both disruptive and damaging to Blackstone and its operational turnaround.

Recommendation of the Company’s Board of Directors

The Board has carefully considered the Ramius Solicitation and the potential effects of holding the Special Meeting to consider and vote upon Ramius’ proposals. The Board, after consultation with its senior management, legal and financial advisors, reached the conclusion that the Ramius Solicitation is not in the best interests of the Shareholders, and urges Shareholders to oppose the Ramius Solicitation.

The Board and senior management have developed and begun to execute a strategic plan that we believe has already resulted in improvements in the operating performance of all the Company’s non-Blackstone businesses and will substantially improve the financial performance of Blackstone.  The strategic plan, as discussed during recent investor day presentations and the Company’s subsequent third quarter earnings call, involves the introduction of a number of new and innovative products during 2009, leveraging our strengthened and expanded distribution network, and implementing other initiatives that will capture operational synergies.  In addition, the Company has completed a number of initiatives designed to strengthen the Company’s network of spinal implant distributors.

In addition, the Board believes that calling the Special Meeting for the purpose of electing nominees hand-picked by Ramius is likely to result in uncertainty and instability that could create greater risks for the Company and its Shareholders going forward.  We believe that the uncertainty and instability that would be created through Ramius’ actions would be particularly harmful during this period of significant global economic turmoil and tremendous financial market uncertainty.  Indeed, in light of current market conditions, we believe firmly that Ramius’ suggestion that we dispose of Blackstone would not be prudent or in the best long-term interests of our shareholders.

Furthermore, Ramius has not explained why it feels the costs it has and will continue to inflict upon the Company and its Shareholders by pursuing a Special Meeting are justified. Ramius and its principals are well aware that the Company and its Shareholders will have to pay financial, legal, solicitation agent, communication and other professional advisory fees to respond to the Ramius Solicitation. Ramius unilaterally decided to inflict these costs on your Company, and to distract the Board and the Company’s management from our business at a time of tremendous turmoil in the financial markets. Further, Ramius has even stated that, if they are successful, they will seek reimbursement from the Company for all of their own costs related to their solicitation.  Considering that the Special Meeting would simply serve the purpose of establishing the composition of the Company’s Board during a short period of several months prior to the Company’s 2009 annual general meeting, at which each of these seats would be up for election again, this seems to us to be a flagrantly unnecessary waste of the Company’s financial resources.

The Board has determined that the Ramius Solicitation is contrary to the best interests of the Company and the Shareholders, and vigorously opposes the solicitation of Request Cards by Ramius. Accordingly, the Board recommends that you not sign any white Request Card sent to you by Ramius. Whether or not you have previously executed a white Request Card, the Board urges you to sign, date and deliver the enclosed BLUE Revocation Card, as soon as possible, by mail (using the enclosed postage-paid envelope) to Georgeson, at 199 Water Street, 26th Floor, New York, NY 10038.

The Ramius Solicitation

According to the Ramius Solicitation Statement, Ramius is conducting the Ramius Solicitation to demand a Special Meeting of Shareholders pursuant to Article 129 of Book 2 of the Antilles Code for the purpose of considering and voting upon the following proposals: (i) the removal without cause of four of the Company’s current directors; (ii) the removal without cause of any director appointed by the Board without shareholder approval between [____] [__], 2008 and including the date of the Special Meeting, (iii) electing Ramius’ own director nominees to fill the resulting vacancies on the Board; and (iv) transacting such other business as may properly come before the Special Meeting.

The Special Meeting

Pursuant to Article 129 of Book 2 of the Antilles Code, shareholders who alone or jointly may cast at least 10% of the votes with regard to a specific subject matter may request in writing that the management or supervisory board convene a special general meeting of shareholders to consider and decide such subject matter. In the event that written demands are received from the requisite number of shareholders, a Netherlands Antilles company must act upon such written request within fourteen (14) days from receipt by the board of such demands.  If the board does not act within that time period, the requesting shareholders may proceed to convene a special meeting.  The Antilles Code also requires a company, in complying with a request to convene a special meeting, to provide its shareholders written notice of the venue and agenda at least twelve (12) days before the date of the special meeting.  Should a Special Meeting of the Company’s Shareholders be called, your Board does not intend to propose that any business other than Ramius’ proposals described above be conducted at the Special Meeting.

As of December [__], 2008, there were 17,101,718 outstanding shares of Common Stock. In order to demand the Special Meeting, Ramius would need to deliver to the Company executed and unrevoked white Request Cards from holders of approximately 1,710,172 shares of Common Stock, including the 815,280 shares purported to be owned by Ramius (as of December 5, 2008).

If we hold a Special Meeting, the Company intends to file a proxy statement with the SEC and solicit proxies in opposition to the proposals set forth in the Ramius Solicitation Statement.

The Company reserves its rights to require full compliance with the provisions set forth in the Articles of Association of the Company, as amended, and with applicable law, including the Antilles Code, with respect to any Special Meeting sought to be called by Ramius or any other Shareholders. The filing or distribution of this Revocation Solicitation Statement is not intended and should not be taken as an endorsement by the Company of the validity of the Ramius Solicitation Statement or a waiver of any provisions of the Articles of Association of the Company, as amended, or of any rights by the Company.

Effect of Execution and Delivery of Revocations

The Board is soliciting Revocations in opposition to the solicitation of Request Cards by Ramius. By executing and returning the BLUE Revocation Card, you will be revoking your white Request Card relating to the demand for the Special Meeting or, if you have not previously executed and returned a white Request Card, you will be indicating your support for the Board.

If you have previously signed and returned any white Request Card, you have every right to change your mind and revoke the white Request Card by signing, dating and returning the enclosed BLUE Revocation Card.

We urge you to consider this matter carefully, as there will be no meeting at which to revoke any white Request Card. A Shareholder’s revocation of a previously executed white Request Card will have the effect of opposing Ramius’ attempt to demand a Special Meeting. If you have not previously executed a white Request Card, your BLUE Revocation Card will have no legal effect in determining whether the Company must call the Special Meeting.

If your shares of Common Stock are held of record by a bank, bank nominee, brokerage firm or other institution, only that bank, bank nominee, brokerage firm or other institution can execute your BLUE Revocation Card, and you should, accordingly, call the bank, bank nominee, brokerage firm or other institution with your instructions to execute your BLUE Revocation Card. If you require assistance with this process, please call Georgeson, at (212) 440-9800 (banks and brokers) or toll-free at (800) 323-4133 (all others).

The Board recommends that you not sign any white Request Card sent to you by Ramius. Whether or not you have previously executed a white Request Card, the Board urges you to show your support for the Board by signing, dating and delivering the enclosed BLUE Revocation Card, as promptly as possible, by mail (using the enclosed postage-paid envelope) to Georgeson, at 199 Water Street, 26th Floor, New York, NY 10038.

Questions and Answers about this Consent Revocation Solicitation

Q: Who is making this solicitation?

A: Your Board of Directors.

Q: What is the Company asking you to do?

A: You are being asked to revoke any consent that you may have delivered in favor of the proposal by Ramius to request that the Company call a Special Meeting of Shareholders and, by doing so, preserve the composition of the current Board, which will continue to act in your best interests.

Q: If I have already delivered a consent, is it too late for me to change my mind?

A: No. Until the requisite number of duly executed, unrevoked consents are delivered to the Company, the consents will not be effective. You have the right to revoke your consent by delivering a BLUE Revocation Card, as discussed in the following question.

Q: What is the effect of delivering a Revocation Card?

A: By marking the “REVOKE CONSENT” box on the enclosed BLUE Revocation Card and signing, dating and mailing the card in the postage-paid envelope provided, you will revoke any earlier dated consent that you may have delivered to Ramius. Even if you have not submitted a consent card, you may submit a consent revocation as described above. Although submitting a Revocation Card will not have any legal effect if you have not previously submitted a consent card, it will help the Board keep track of the progress of the consent process.

Q: What should I do to revoke my consent?

A: Mark the “REVOKE CONSENT” box on the BLUE Revocation Card. Then, sign, date and return the enclosed BLUE Revocation Card today to Georgeson in the envelope provided. It is important that you date the BLUE Revocation Card when you sign it.

Q: What happens if I do nothing?

A: If you do not send in any consent Ramius may send you and do not return the enclosed BLUE Revocation Card, you will effectively be voting AGAINST Ramius’ demand to hold a Special Meeting.

Q: What happens if Ramius succeeds in obtaining sufficient consents to demand a Special Meeting be held?

A: If unrevoked consents representing 10% of the Company’s outstanding Common Stock are delivered to the Company, a Special Meeting may be called, which will allow Ramius to put to a vote various proposals that the Company views as not in the best interest of Shareholders.

Q: What is the Board’s position with respect to Ramius’ demand that a Special Meeting be called?

A: The Board has unanimously determined that holding a Special Meeting is not in the best interests of the Company’s Shareholders and that Shareholders should not consent to holding the meeting. The Board’s reasons and recommendations are set forth above under “Recommendation of the Company’s Board of Directors.”

Q: What does your Board of Directors recommend?

A: The Board strongly believes that holding a Special Meeting is not in the best interests of the Company’s Shareholders.  The Board therefore unanimously opposes the solicitation by Ramius and urges Shareholders to reject the solicitation and revoke any consent previously submitted.

Q: Who should I call if I have questions about the solicitation?

A: Please call Georgeson, at (212) 440-9800 (banks and brokers) or toll-free at (800) 323-4133 (all others).

Revocation

Either a white Request Card or a BLUE Revocation Card may be revoked by filing with the Secretary of the Company a written notice of revocation. Such written revocation may be in any form, but must be signed and dated and must clearly express your intention to revoke your previously executed white Request Card or BLUE Revocation Card. Any written notice revoking a white Request Card or a BLUE Revocation Card should be sent to:

Secretary of Orthofix International N.V.
c/o Georgeson
199 Water Street, 26th Floor
New York, NY 10038
Banks and Brokers Call (212) 440-9800
All Others Call Toll-Free (800) 323-4133

Your latest dated submission will supersede any earlier-dated Request Card, Revocation Card or other written notice of Revocation. A Shareholder’s revocation of a previously executed white Request Card will have the effect of opposing Ramius’ demand for the Special Meeting.

Participants in the Revocation Solicitation

Revocations are being solicited by and on behalf of the Company. All expenses of the revocation solicitation, including the cost of preparing and mailing this Revocation Solicitation Statement, will be borne by the Company.  The Company will also request those holding shares for the benefit of others to send the Revocation Solicitation Statement to, and to obtain Revocation Cards from, the beneficial owners and will reimburse such holders for their reasonable expenses in doing so. The Company estimates that the total expenditures relating to the revocation solicitation (other than salaries and wages of officers and employees) will be approximately $[__], of which approximately $[__] has been spent as of the date hereof.  In addition to solicitation by use of the mails, Revocations may be solicited by directors, certain officers, and employees of the Company in person or by telephone, telegram, advertisement, courier service, or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with such solicitation.

In addition, the Company has retained Georgeson Inc. (“Georgeson”) to assist in the solicitation of Revocations. The Company has agreed that Georgeson will be paid a fee not to exceed $[__], plus reimbursement for their reasonable out-of-pocket expenses. The Company has also agreed to indemnify Georgeson against certain liabilities and expenses, including certain liabilities and expenses under the federal securities laws.

Under applicable regulations, each director and certain executive officers of the Company are deemed a “participant” in the revocation solicitation. Please refer to the sections entitled “Security Ownership of Management and Principal Shareholders” and “Certain Information Regarding Participants in this Consent Revocation Solicitation” for information about directors and officers who may be deemed a participant in the revocation solicitation.

The Company’s Board of Directors and Executive Officers

Certain information about the persons who currently serve as the Company’s directors and executive officers is set forth below.  All directors will hold office until the 2009 annual general meeting of Shareholders and/or until their successors have been elected.

James F. Gero	Chairman of the Board of Directors

Mr. Gero, 63, became Chairman of Orthofix International N.V. on December 2, 2004 and has been a Director of Orthofix International N.V. since 1998. Mr. Gero became a Director of AME Inc. in 1990.  He is a Director of Intrusion, Inc., and Drew Industries, Inc. and is a private investor.

Peter J. Hewett	Deputy Chairman of the Board of Directors

Mr. Hewett, 72, was appointed Deputy Chairman of the Board of Directors in 2005 and has been a non-executive Director of Orthofix International N.V. since March 1992.  He was the Deputy Group Chairman of Orthofix International N.V. between March 1998 and December 2000.  Previously, Mr. Hewett served as the Managing Director of Caradon Plc, Chairman of the Engineering Division, Chairman and President of Caradon Inc., Caradon Plc’s U.S. subsidiary and a member of the Board of Directors of Caradon Plc of England.  In addition, he was responsible for Caradon Plc’s worldwide human resources function and the development of its acquisition opportunities.

Jerry C. Benjamin	Director; Audit Committee and Nominating and Governance Committee Member

Mr. Benjamin, 67, became a non-executive Director of Orthofix International N.V. in March 1992.  He has been a General Partner of Advent Venture Partners, a venture capital management firm in London, since 1985.  Mr. Benjamin is a director of Micromet, Inc., Phoqus, Ltd. and a number of private health care companies.

Charles W. Federico	Director

Mr. Federico, 59, has been a Director of Orthofix International N.V. since October 1996.  He served as President and Chief Executive Officer of Orthofix International N.V. from January 1, 2001 until April 1, 2006 and as President of Orthofix Inc. from October 1996 to January 1, 2001.   From 1985 to 1996, Mr. Federico was the President of Smith & Nephew Endoscopy (formerly Dyonics, Inc.).  From 1981 to 1985, Mr. Federico served as Vice President of Dyonics, initially as Director of Marketing and subsequently as General Manager.  Previously, he held management and marketing positions with General Foods Corporation, Puritan Bennett Corporation and LSE Corporation.  Mr. Federico is a director of SRI/Surgical Express, Inc., BioMimetic Therapeutics, Inc. and MAKO Surgical Corp.

Dr. Guy J. Jordan, Ph.D.	Director; Compensation Committee and Nominating and Governance Committee Member

Dr. Jordan, 59, became a non-executive Director of Orthofix International N.V. in December 2004.  Most recently, from 1996 to 2002, Dr. Jordan served as a Group President at CR Bard, Inc., a medical device company, where he had strategic and operating responsibilities for Bard’s global oncology business and functional responsibility for all of Bard’s research and development.  Dr. Jordan earned a Ph.D. in organic chemistry from Georgetown University, as well as an MBA from Fairleigh Dickinson University.  He also currently serves on the boards of Specialized Health Products International, Inc. and EndoGastric Solutions, Inc.

Thomas J. Kester, CPA	Director; Audit Committee and Compensation Committee Member

Mr. Kester, 61, became a non-executive Director of Orthofix International N.V. in August 2004.  Mr. Kester retired after 28 years, 18 as an audit partner, from KPMG LLP in 2002.  While at KPMG, he served as the lead audit engagement partner for both public and private companies and also served four years on KPMG’s National Continuous Improvement Committee.  Mr. Kester earned a Bachelor of Science in mechanical engineering from Cornell University and an MBA from Harvard University.

Alan W. Milinazzo	Director, President and Chief Executive Officer

Mr. Milinazzo, 48, joined Orthofix International N.V. in 2005 as Chief Operating Officer and succeeded to the position of Chief Executive Officer effective as of April 1, 2006.  He has served as a Director since 2006.  From 2002 to 2005, Mr. Milinazzo was Vice President of Medtronic, Inc.’s Vascular business as well as Vice President and General Manager of Medtronic’s Coronary and Peripheral businesses.  Prior to his time with Medtronic, Mr. Milinazzo spent 12 years as an executive with Boston Scientific Corporation in numerous roles, including Vice President of Marketing for SCIMED Europe.  Mr. Milinazzo brings more than two and a half decades of experience in the management and marketing of medical device businesses, including positions with Aspect Medical Systems and American Hospital Supply.  He earned a bachelor’s degree, cum laude, at Boston College in 1981.

Maria Sainz	Director

Ms. Sainz, 42, became a non-executive Director of Orthofix in June 2008.  In April 2008, she became President and Chief Executive Officer of Concentric Medical, a company developing and commercializing devices to perform mechanical clot removal post-stroke. From 2003 to 2006, she was the President of the Cardiac Surgery division of Guidant Corporation.  After Boston Scientific acquired Guidant, Ms. Sainz led the integration process for both the Cardiac Surgery and European Cardiac Rhythm Management business of Guidant into Boston Scientific.  Between 2001 and 2003, Ms. Sainz was the Vice President of Global Marketing - Vascular Intervention of Guidant.  Ms. Sainz earned a Bachelor and Masters of Arts from the Universidad Complutense de Madrid and a Masters Degree in International Management from American Graduate School of International Management.

Dr. Walter P. von Wartburg	Director; Compensation Committee Member

Dr. von Wartburg, 68, became a non-executive Director of Orthofix International N.V. in June 2004.  He is an attorney and has practiced privately in his own law firm in Basel, Switzerland since 1999, specializing in life sciences law.  He has also been a Professor of administrative law and public health policy at the Saint Gall Graduate School of Economics in Switzerland for 25 years.  Previously, he held top management positions with Ciba Pharmaceuticals and Novartis at their headquarters in Basel, Switzerland.

Kenneth R. Weisshaar	Director; Audit Committee and Nominating and Governance Committee Member

Mr. Weisshaar, 57, became a non-executive Director of Orthofix International N.V. in December 2004.  From 2000 to 2002, Mr. Weisshaar served as Chief Operating Officer and strategy advisor for Sensatex, Inc.  Prior to that, Mr. Weisshaar spent 12 years as a corporate officer at Becton Dickson, a medical device company, where at different times he was responsible for global businesses in medical devices and diagnostic products and served as Chief Financial Officer and Vice President, Strategic Planning.  Mr. Weisshaar earned a Bachelor of Science degree from Massachusetts Institute of Technology and an MBA from Harvard University.

Robert S. Vaters	Executive Vice President; Chief Financial Officer; Treasurer and Assistant Secretary

Mr. Vaters was appointed Executive Vice President and Chief Financial Officer of the Company effective as of September 7, 2008.  Mr. Vaters has also served as Treasurer and Assistant Secretary of the Company since that date.  Since March 2006, Mr. Vaters has served as a general partner in Med Opportunity Partners, a Connecticut based private equity firm until September 2008 and continues to serve as a consulting partner. Mr. Vaters serves on the Board of Directors of Reliable Biopharmaceutical Holdings and Reliable Biopharmaceutical Corporation.  Previously, Mr. Vaters was employed as Executive Vice President of Inamed Corporation from August 2002 to March 2006, initially as Chief Financial Officer, then as head of Strategy and Corporate Development.

Michael Simpson	President of Orthofix Inc.

Mr. Simpson became President of Orthofix Inc. in 2007. From 2002 to 2006, Mr. Simpson was Vice President of Operations for Orthofix Inc. In 2006, Mr. Simpson was promoted to Senior Vice President of Global Operations and General Manager of Orthofix Inc. responsible for worldwide manufacturing and distribution. With more than 20 years of experience in a broad spectrum of industries he has held the following positions: Chief Operating Officer, Business Unit Vice President, Vice President of Operations, Vice President of Sales, Plant Manager, Director of Finance and Director of Operations. His employment history includes the following companies: Texas Instruments, Boeing, McGaw/IVAX, Mark IV Industries, Intermec and Unilever.

Bradley R. Mason	Group President, North America and President, Blackstone Medical, Inc.

Mr. Mason was named Group President, North America in July 2008 and President of Blackstone in August 2008.  Mr. Mason had become a Vice President of the Company in December 2003 upon the acquisition of Breg, Inc., which he founded in 1989 with five other principal shareholders.  Mr. Mason has over 25 years of experience in the medical device industry, some of which were spent with dj Orthopedics (formally DonJoy) where he was a founder and held the position of Executive Vice President.  Mr. Mason is the named inventor on 35 issued patents in the orthopedic product arena with several other patents pending.

Raymond C. Kolls, J.D.	Senior Vice President, General Counsel and Corporate Secretary

Mr. Kolls was named Senior Vice President, General Counsel and Corporate Secretary effective October 1, 2006.  He joined Orthofix in 2004 as Vice President and General Counsel.  From 2001 to 2004, Mr. Kolls was Associate General Counsel for CSX Corporation.  Mr. Kolls began his legal career as an attorney in private practice with the law firm of Morgan, Lewis & Bockius.

Michael M. Finegan	Vice President of Business Development

Mr. Finegan joined Orthofix International N.V. in June 2006 as Vice President of Business Development.  Prior to joining Orthofix, Mr. Finegan spent sixteen years as an executive with Boston Scientific in a number of different operating and strategic roles, most recently as Vice President of Corporate Sales.  Earlier in his career, Mr. Finegan held sales and marketing roles with Marion Laboratories and spent three years in banking with First Union Corporation (Wachovia).  Mr. Finegan earned a BA in Economics from Wake Forest University.

Security Ownership of Management and Principal Shareholders

The following table identifies and sets forth certain information concerning the beneficial ownership of Common Stock, including stock options currently exercisable and exercisable within 60 days, as of December [__], 2008 by: (1) each current director of the Company; (2) each of the Named Executive Officers (as defined in Item 402(a)(3) of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (3) all current directors and executive officers of the Company as a group.  The percent of class figure is based on [___] shares of our common stock outstanding as of December [__], 2008.  All directors and executive officers as a group beneficially owned [___] shares of Common Stock as of such date.  Unless otherwise indicated, the beneficial owners exercise sole voting and/or investment power over their shares.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Bradley R. Mason	[___] (1)	[__]%
James F. Gero	[___] (2)	[__]%
Alan W. Milinazzo	[___] (3)	[__]%
Robert S. Vaters	[___] (4)	[__]%
Jerry C. Benjamin	[___] (5)	[__]%
Peter J. Hewett	[___] (6)	[__]%
Dr. Walter P. von Wartburg	[___] (7)	[__]%
Thomas J. Kester	[___] (8)	[__]%
Kenneth R. Weisshaar	[___] (9)	[__]%
Dr. Guy J. Jordan	[___] (10)	[__]%
Michael M. Finegan	[___] (11)	[__]%
Charles W. Federico	[___] (12)	[__]%
Maria Sainz	[___] (13)	[__]%
All directors, nominees for director and executive officers as a group ([ ] persons)	[___]	[__]%
____________
*	Represents less than one percent.

(1)	Reflects [___] shares owned directly and [___] shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of December [__], 2008.

(2)	Reflects [___] shares owned directly and [___] shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of December [__], 2008.

(3)	Reflects [___] shares owned indirectly and [___] shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of December [__], 2008.

(4)	Reflects [___] shares owned directly.

(5)	Reflects [___] shares owned directly and [___] shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of December [__], 2008.

(6)	Reflects [___] shares owned directly and [___] shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of December [__], 2008.

(7)	Reflects [___] shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of December [__], 2008.

(8)	Reflects [___] shares owned directly and [___] shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of December [__], 2008.

(9)	Reflects [___] shares owned directly and [___] shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of December [__], 2008.

(10)	Reflects [___] shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of December [__], 2008.

(11)	Reflects [___] shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of December [__], 2008.

(12)	Reflects [___] shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of December [__], 2008.

(13)
Reflects [___] shares owned directly, [___] shares owned indirectly and [___] shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of December [__], 2008.

As of December 15, 2008, no person was known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock of the Company, except as follows:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
FMR Corp 82 Devonshire Street Boston, MA 02109	1,659,290 (1)	9.7%
Paradigm Capital Management, Inc Nine Elk Street Albany, NY 12207	926,450 (2)	5.4%
Columbia Wanger Asset Management, L.P. 227 West Monroe Street, Suite 3000 Chicago, IL 60606	906,230 (3)	5.3%
Robert Gaines Cooper c/o Venner Capital SA Osprey House P.O. Box 862 Old Street St Helier Jersey JE4 2ZZ UK	905,773 (4)	5.3%
Porter Orlin LLC 666 5th Avenue, 34th Floor New York, NY 10103	899,209 (5)	5.3%
____________
(1)
Information obtained from Schedule 13G/A filed with the SEC by FMR Corp. (“FMR”) on February 14, 2008. The Schedule 13G/A discloses that, of these shares, FMR has sole power to vote or direct the vote of 278,490 shares and sole power to dispose or to direct the disposition of 1,659,290 shares.

(2)
Information obtained from Schedule 13G/A filed with the SEC by Paradigm Capital Management, Inc. (“Paradigm”) on February 14, 2008. The Schedule 13G/A discloses that Paradigm has sole power to vote or direct the vote of, and sole power to dispose or to direct the disposition of, all of these shares.

(3)
Information obtained from Schedule 13G/A filed with the SEC by Columbia Wanger Asset Management, L.P. (“Columbia Wanger”) on July 2, 2008. The Schedule 13G/A discloses that, of these shares, Columbia Wanger has sole power to vote or direct the vote of 848,330 shares and sole power to dispose or to direct the disposition of 906,230 shares.

(4)
Information obtained from Schedule 13G filed with the SEC by Robert Gaines Cooper on May 5, 2008.  The Schedule 13G discloses that Robert Gaines Cooper has shared power to vote or direct the vote of, and shared power to dispose or to direct the disposition of, all of these shares.

(5)
Information obtained from Schedule 13G filed with the SEC by Porter Orlin LLC. (“Porter Orlin”) on March 4, 2008. The Schedule 13G discloses that Porter Orlin has shared power to vote or direct the vote of, and shared power to dispose or to direct the disposition of, all of these shares.

Delivery of Documents to Shareholders Sharing an Address

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more Shareholders sharing the same address by delivering a single proxy statement and annual report addressed to those Shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for Shareholders and cost savings for companies.

A single Revocation Solicitation Statement will be delivered to multiple Shareholders sharing an address unless contrary instructions have been received from the affected Shareholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent thereto. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Revocation Solicitation Statement, please notify your broker and direct your written request to Georgeson, at 199 Water Street, 26th Floor, New York, NY 10038. Shareholders who received multiple copies of the Revocation Solicitation Statement at their address and would like to request “householding” of their communications should contact their broker.

Shareholder Proposals and Nominations

If you wish to submit a proposal to be included in the Company’s 2009 proxy statement pursuant to Rule 14a-8 under the Exchange Act, the Company must receive your written proposal on or before December 30, 2008.  Please address your proposals to:  Raymond C. Kolls, Senior Vice President, General Counsel and Corporate Secretary, Orthofix International N.V., 7 Abraham de Veerstraat, Curaçao, Netherlands Antilles.

Pursuant to Rule 14a-4(c)(1) under the Exchange Act, our proxy holders may use discretionary authority to vote with respect to Shareholder proposals presented in person at the 2009 Annual General Meeting of Shareholders if the Shareholder making the proposal has not notified Orthofix by March 23, 2009 of its intent to present a proposal at the 2009 Annual General Meeting of Shareholders.

Where You Can Find More Information

The Company is required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, DC 20549. Please call the SEC at 1-(800)-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. You also may obtain free copies of the documents the Company files with the SEC by going to the “Investors—Investors Overview—SEC Filings” section of our website at http://www.orthofix.com. The information provided on our website is not part of this Revocation Solicitation Statement, and therefore is not incorporated by reference.

The Board urges you to show your support for the Company by signing, dating and delivering the enclosed BLUE Revocation Card, as promptly as possible, by mail (using the enclosed postage-paid envelope) to Georgeson at the address below. If you have any questions or need any assistance in revoking a white Request Card you may have given to Ramius, please contact:

Georgeson
199 Water Street, 26th Floor
New York, NY 10038
Banks and Brokers Call (212) 440-9800
All Others Call Toll-Free (800) 323-4133

Form of BLUE Revocation Card

IF YOU HAVE PREVIOUSLY SIGNED A WHITE CONSENT CARD, YOU MAY REVOKE THAT CONSENT BY SIGNING, DATING AND MAILING THE ENCLOSED BLUE CONSENT REVOCATION CARD IMMEDIATELY. EVEN IF YOU HAVE NOT SIGNED RAMIUS’ CONSENT CARD, YOU CAN SHOW YOUR SUPPORT FOR YOUR BOARD BY SIGNING, DATING AND MAILING THE ENCLOSED BLUE CONSENT REVOCATION CARD.

Orthofix International N.V.

THIS REVOCATION OF CONSENT IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ORTHOFIX INTERNATIONAL N.V. IN OPPOSITION TO THE SOLICITATION BY RAMIUS.

The undersigned, a holder of shares of the common stock, par value $0.10 per share (the “Common Stock”) of Orthofix International N.V. (the “Company”), acting with respect to all of the shares of Common Stock held by the undersigned, hereby revokes any and all consents that the undersigned may have given with respect to the proposal set forth on the other side of this card:

The Board of Directors of the Company unanimously recommends that you “REVOKE CONSENT” on the proposal set forth on the other side of this card. Please sign, date and mail this revocation of consent card today.

1.
Proposal made by Ramius to call a special general meeting of shareholders for the purpose of considering and voting upon (i) the removal without cause of four of the Company’s current directors; (ii) the removal without cause of any director appointed by the Company’s Board of Directors (the “Board”) without shareholder approval between [____] [__], 2008 and including the date of the special meeting; (iii) electing Ramius’ own director nominees to fill the resulting vacancies on the Board; and (iv) transacting such other business as may properly come before the special meeting.

☐ REVOKE CONSENT    ☐ DO NOT REVOKE CONSENT

Instructions: If no direction is made with respect to the foregoing proposal, or if you mark the “REVOKE CONSENT” box with respect to the foregoing proposal, this revocation card will revoke all previously executed consents with respect to such proposal.

Please sign your name below exactly as it appears hereon. If shares are held jointly, each stockholder should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Dated: , 2008

Signature:

Title:

Signature: (if held jointly)

Title:

PLEASE SIGN, DATE AND RETURN THIS REVOCATION OF CONSENT CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.